Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-            ) and related Prospectus of Analex Corporation for the registration of 6,975,315 shares of its common stock and to the incorporation by reference therein of our report dated February 13, 2004, with respect to the consolidated financial statements of Analex Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission and our report dated July 1, 2004 with respect to the financial statements of Beta Analytics, Inc. included in Analex Corporation’s Current Report (Form 8-K/A) for the eleven months ended May 28, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

McLean, Virginia

October 14, 2004